                          DESTIA COMMUNICATIONS, INC.
                          (FORMERLY ECONOPHONE, INC.)

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                                                                PAGE
                                                                                                                -----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...................................................................         F-2
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1997 AND 1998...............................................         F-3
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 1996, 1997
  AND 1998.................................................................................................         F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998......         F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998.................         F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................         F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Destia Communications, Inc. (formerly Econophone, Inc.):

    We have audited the accompanying consolidated balance sheets of Destia Communications, Inc. (formerly Econophone, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit and cash flows for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Destia Communications, Inc. (formerly Econophone, Inc.) and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New York, New York
February 2, 1999

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              PRO FORMA
                                                                          DECEMBER 31,      DECEMBER 31,
                                                                      --------------------  -------------
                                                                        1997       1998         1998
                                                                      ---------  ---------  -------------
                                                                                             (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
Cash and cash equivalents...........................................
                                                                      $  67,202  $ 118,218
Marketable securities...............................................
                                                                         --         21,343
Accounts receivable, net of allowance for doubtful accounts of
  $1,594 and $4,086, respectively...................................
                                                                         16,796     33,351
Prepaid expenses and other current assets...........................
                                                                          1,868      3,409
Restricted cash and securities......................................
                                                                         10,463      9,590
                                                                      ---------  ---------
      Total current assets..........................................
                                                                         96,329    185,911

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS net of accumulated depreciation and amortization of $3,690 and $12,418, respectively
  (Note 5)..........................................................
                                                                         24,113    107,249
Debt issuance costs.................................................
                                                                          6,356     12,244
Intangible assets, net of accumulated amortization of $0 and $1,324, respectively......................................................
                                                                         --         49,488
Other assets........................................................
                                                                          2,242      2,439
Restricted cash and securities......................................
                                                                         48,965     30,877
                                                                      ---------  ---------
      Total assets..................................................
                                                                      $ 178,005  $ 388,208
                                                                      ---------
                                                                      ---------  ---------
                                                                                 ---------

               LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable....................................................
                                                                      $  21,101  $  33,352
Accrued expenses and other current liabilities (Note 7).............
                                                                          5,356     31,131
Interest accrued on Senior Notes....................................
                                                                         10,462      9,590
Current maturities of other long-term debt (Note 9).................
                                                                          1,829     16,232
Current maturities of obligations under capital lease (Note 15).....
                                                                            156        154
Current maturities of notes payable-related party (Note 13).........
                                                                            315        308
Deferred revenue....................................................
                                                                          2,568      4,739
                                                                      ---------  ---------
      Total current liabilities.....................................
                                                                         41,787     95,506

OTHER LONG-TERM DEBT (Note 9).......................................
                                                                          5,657     37,379
OBLIGATIONS UNDER CAPITAL LEASE (Note 15)...........................
                                                                            279        193
SENIOR NOTES (Note 9)...............................................
                                                                        149,680    343,176
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 12)...........
                                                                         14,328     14,421           --
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS' DEFICIT (Note 11):
Common stock--voting, par value $.01; authorized 29,250,000 shares;
  20,000,000, 20,000,000 and 23,420,171 shares issued and
  outstanding at December 31, 1997 and 1998 and pro forma,
  respectively......................................................
                                                                              2        200          234
Common stock--non-voting, par value $.01; authorized
  500,000 shares; 0, 75,760 and 75,760 shares issued and outstanding at December 31, 1997 and 1998 and pro forma, respectively.........
                                                                         --              1            1
Additional paid-in capital..........................................
                                                                          6,082      6,931       21,318
Accumulated other comprehensive loss................................
                                                                           (104)      (856)        (856)
Accumulated deficit.................................................
                                                                        (39,706)  (108,743)    (108,743)
                                                                      ---------  ---------  -------------
      Total stockholders' deficit...................................
                                                                        (33,726)  (102,467)     (88,046)
                                                                      ---------  ---------  -------------
      Total liabilities and stockholders' deficit...................
                                                                      $ 178,005  $ 388,208    $ 388,208
                                                                      ---------
                                                                      ---------  ---------  -------------
                                                                                 ---------  -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1996        1997        1998
                                                                                 ---------  ----------  ----------
REVENUES.......................................................................  $  45,103  $   83,003  $  193,737
COST OF SERVICES...............................................................     35,369      63,707     140,548
                                                                                 ---------  ----------  ----------
      Gross profit.............................................................      9,734      19,296      53,189
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...................................     16,834      37,898      80,092
DEPRECIATION AND AMORTIZATION..................................................      1,049       3,615      11,866
                                                                                 ---------  ----------  ----------
      Loss from operations.....................................................     (8,149)    (22,217)    (38,769)
OTHER INCOME (LOSS)............................................................        106         102        (747)
FOREIGN CURRENCY EXCHANGE GAIN (LOSS), net.....................................         27        (265)         86
INTEREST EXPENSE, net..........................................................       (296)     (7,748)    (29,514)
                                                                                 ---------  ----------  ----------
      Net loss.................................................................  $  (8,312) $  (30,128) $  (68,944)
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

HISTORICAL:
LOSS PER SHARE (Note 2)
      Basic....................................................................  $   (0.43) $    (1.55) $    (3.44)
      Diluted..................................................................  $   (0.43) $    (1.55) $    (3.44)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (basic and diluted) (Note
  2)...........................................................................     20,000      20,000      20,038
                                                                                 ---------  ----------  ----------
PRO FORMA LOSS PER SHARE (unaudited) (Note 2):
      Basic....................................................................  $   (0.40) $    (1.29) $    (2.94)
      Diluted..................................................................  $   (0.40) $    (1.29) $    (2.94)
PRO FORMA WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (basic and
  diluted) (Note 2)............................................................     20,572      23,421      23,459
                                                                                 ---------  ----------  ----------

                          DESTIA COMMUNICATIONS, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                    1996        1997        1998
                                                                                  ---------  ----------  ----------
NET LOSS........................................................................  $  (8,312) $  (30,128) $  (68,944)
OTHER COMPREHENSIVE LOSS, net of tax:
      FOREIGN CURRENCY TRANSLATION ADJUSTMENTS..................................     --            (104)       (752)
                                                                                  ---------  ----------  ----------
COMPREHENSIVE LOSS..............................................................  $  (8,312) $  (30,232) $  (69,696)
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

                                                       COMMON STOCK
                                    --------------------------------------------------
                                                                                                       RETAINED
                                             VOTING                  NON VOTING         ADDITIONAL     EARNINGS      ACCUMULATED
                                    ------------------------  ------------------------    PAID-IN    (ACCUMULATED   COMPREHENSIVE
                                      SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL      DEFICIT)         LOSS
                                    -----------  -----------  -----------  -----------  -----------  ------------  ---------------
BALANCE, December 31, 1995........      20,000    $       2       --           --        $     392    $      316      $  --
Distribution of S corporation
  earnings........................      --           --           --           --                           (316)        --
Contribution of capital to C
  corporation.....................      --           --           --           --               90        --             --
Net loss..........................      --           --           --           --                         (8,312)        --
Accretion of preferred stock......      --           --           --           --                            (15)        --
Dividends on preferred stock......      --           --           --           --                           (281)        --
                                    -----------       -----          ---        -----   -----------  ------------       -------
BALANCE, December 31, 1996........      20,000            2       --           --              482        (8,608)        --
Net loss..........................      --           --           --           --           --           (30,128)        --
Warrants..........................      --           --           --           --            5,600        --             --
Accretion of preferred stock......      --           --           --           --           --               (91)        --
Dividends on preferred stock......      --           --           --           --           --              (879)        --
Cumulative translation
  adjustment......................      --           --           --           --           --            --               (104)
                                    -----------       -----          ---        -----   -----------  ------------       -------
BALANCE, December 31, 1997........      20,000            2       --           --            6,082       (39,706)          (104)
Net loss..........................      --           --           --           --           --           (68,944)        --
Issuance of non voting restricted
  shares..........................      --           --               76            1          994        --             --
Accretion of preferred stock......      --           --           --           --           --               (93)        --
Change in par value...............      --              198       --           --             (198)       --             --
Cumulative translation
  adjustment......................      --           --           --           --           --            --               (752)
Other.............................      --           --           --           --               53        --             --
                                    -----------       -----          ---        -----   -----------  ------------       -------
BALANCE, December 31, 1998........      20,000    $     200           76    $       1    $   6,931    $ (108,743)     $    (856)
                                    -----------       -----          ---        -----   -----------  ------------       -------
                                    -----------       -----          ---        -----   -----------  ------------       -------


                                      TOTAL
                                    ---------
BALANCE, December 31, 1995........  $     710
Distribution of S corporation
  earnings........................       (316)
Contribution of capital to C
  corporation.....................         90
Net loss..........................     (8,312)
Accretion of preferred stock......        (15)
Dividends on preferred stock......       (281)
                                    ---------
BALANCE, December 31, 1996........     (8,124)
Net loss..........................    (30,128)
Warrants..........................      5,600
Accretion of preferred stock......        (91)
Dividends on preferred stock......       (879)
Cumulative translation
  adjustment......................       (104)
                                    ---------
BALANCE, December 31, 1997........    (33,726)
Net loss..........................    (68,944)
Issuance of non voting restricted
  shares..........................        995
Accretion of preferred stock......        (93)
Change in par value...............     --
Cumulative translation
  adjustment......................       (752)
Other.............................         53
                                    ---------
BALANCE, December 31, 1998........  $(102,467)
                                    ---------
                                    ---------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                FOR THE YEARS ENDED DECEMBER
                                                                             31,
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.....................................................  $  (8,312) $ (30,128) $ (68,944)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization..............................      1,049      3,615     11,866
  Provision for doubtful accounts............................        291        832      2,603
  Accreted interest expense..................................     --            280     17,711
Changes in assets and liabilities:
  Increase in accounts receivable............................       (887)    (9,682)   (22,100)
  Increase in prepaid expenses and other current assets......       (350)    (1,004)    (2,175)
  Increase in other assets...................................     (1,514)    (3,277)      (791)
  Increase in accounts payable, accrued expenses and other
    current liabilities......................................      3,352     14,975     34,745
  Increase (decrease) in interest accrued on senior notes....     --         10,462       (872)
  Increase in deferred revenue...............................        365      1,708      1,543
                                                               ---------  ---------  ---------
      Net cash used in operating activities..................     (6,006)   (12,219)   (26,414)
                                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid in acquisitions................................     --         --        (21,063)
Purchase of marketable securities, net.......................     --         --        (21,343)
Purchases of property and equipment..........................     (4,247)   (13,267)   (76,686)
                                                               ---------  ---------  ---------
      Net cash used in investing activities..................     (4,247)   (13,267)  (119,092)
                                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of preferred stock....................     13,061     --         --
Proceeds from line of credit.................................        800     --         --
Repayment of line of credit..................................     (1,000)    --         --
Proceeds from short-term borrowings..........................      5,437     --         --
Repayments of short-term borrowings..........................     (3,309)    (2,128)    --
Proceeds from long-term debt and capital leases..............      2,232     --         16,390
Repayments of long-term debt and capital leases..............       (566)      (661)    (7,497)
Repayments of notes payable-related party....................        (10)       (12)        (7)
Dividends paid...............................................       (226)    --         --
Proceeds from senior discount notes..........................     --        149,400    175,785
Proceeds from issuance of warrants...........................     --          5,600     --
Payment of debt issuance costs...............................     --         (6,355)    (7,110)
Proceeds from bridge loan....................................     --          7,000     --
Repayments of bridge loan....................................     --         (7,000)    --
                                                               ---------  ---------  ---------
      Net cash provided by financing activities..............     16,419    145,844    177,561
                                                               ---------  ---------  ---------
Increase in cash and cash equivalents, (including restricted
  cash)......................................................      6,166    120,358     32,055
Cash and cash equivalents, beginning of period, (including
  restricted cash)...........................................        106      6,272    126,630
                                                               ---------  ---------  ---------
Cash and cash equivalents, end of period, (including
  restricted cash)...........................................  $   6,272  $ 126,630  $ 158,685
                                                               ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                FOR THE YEARS ENDED DECEMBER
                                                                             31,
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest...................................................  $     210  $     505  $  24,329
  Income Taxes...............................................     --         --         --
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Note issued for purchase of minority interest--Telco.........  $  --      $  --      $  14,035
Accretion of preferred stock.................................         15         91         93
Accrued dividends on preferred stock.........................        281        879     --
Capital leases executed and notes issued for asset
  purchases..................................................        423      5,754     14,250
DETAILS OF ACQUISITIONS:
  Fair Value of assets acquired..............................     --         --      $   1,896
  Goodwill...................................................     --         --        (50,759)
  Liabilities assumed and notes issued.......................     --         --         27,800
                                                               ---------  ---------  ---------
  Net cash paid for acquisitions.............................     --         --      $ (21,063)
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. NATURE OF BUSINESS

    Destia Communications, Inc. (formerly Econophone Inc.) ("Destia") is a rapidly growing, facilities-based provider of domestic and international long distance telecommunications services in North America and Europe. Its extensive international telecommunications network allows it to provide services primarily to retail customers in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Belgium, France, Germany and Switzerland.

    The Company provides its customers with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid services, and wholesale transmission services. The Company's 350,000 customer accounts are diverse and include residential customers, commercial customers, ethnic groups and telecommunications carriers. In each of the Company's geographic markets, it utilizes a multichannel distribution strategy to market its services to its target customer groups.

    In February 1998, the New York corporation "Econophone, Inc." (now known as Destia Communications, Inc.) was merged into its wholly owned subsidiary named "Econophone, Inc." (now known as Destia Communications, Inc.) which had been incorporated in the State of Delaware, for the sole purpose of changing the state of incorporation of the Company. The Delaware corporation was the surviving entity in the merger. In connection with the foregoing, the par value of the Company's common stock was changed to $.01 per share of voting and non-voting common stock from $.0001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Destia and its wholly owned subsidiaries, its 72% owned subsidiary, Econophone Services GmbH (Switzerland) and its 81.25% owned subsidiary America First, Ltd. (England) (collectively, the "Company"). The full amount of the net loss for the year ended December 31, 1997 and 1998 for Econophone Services GmbH and America First, Ltd. have been recorded in the consolidated financial statements of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's revenues are primarily based on usage and are derived from (1) the number of minutes of telecommunications traffic carried and, (2) generally, a fixed per minute rate. For prepaid services, the Company's revenues are reported net of selling discounts and commissions and are recorded based upon usage rather than time of initial sale.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity of less than three months when purchased.

PROPERTY AND EQUIPMENT

    Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to fifteen years. Depreciation of IRUs is computed using the straight-line method over the lease term. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the lease term or estimated useful lives of the improvements.

INTERNAL-USE SOFTWARE

    The Company capitalizes certain software development costs for internal use. For the years ended December 31, 1997 and 1998, the Company incurred approximately $897,000 and $1,925,000 respectively, of such costs and has included them in Property, Equipment and Leasehold Improvements. The capitalized software are amortized on a straight-line basis over the estimated useful life, generally two years. Prior to 1997, such costs were immaterial.

INTANGIBLE ASSETS

    Intangible assets represent the excess of cost of acquired businesses over the underlying fair value of the tangible net assets acquired. Intangible assets are amortized on a straight-line basis over their estimated period of benefit, generally 5 - 20 years). The carrying value of goodwill is periodically reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable.

LONG-LIVED ASSETS

    The Company's policy is to record long-lived assets at cost. In accordance with Statement of Financial Accounting Standards ("SFAS ") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Furthermore, the assets are evaluated for continuing value and proper useful lives by comparison to expected future cash projections. The Company amortizes these costs over the expected useful life of the related asset. As of December 31, 1998 the Company does not believe any impairment exists with its long-lived assets.

INCOME TAXES

    Prior to 1996, the Company was an S-Corporation for federal and state income tax purposes and, as a result, the earnings of the Company were treated as taxable income of the shareholders. During 1996, the Company changed its tax status to a C-Corporation.

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the year in which those temporary differences are expected to be recovered or settled. Deferred income taxes are not provided on undistributed earnings of foreign subsidiaries since such earnings are currently expected to be permanently reinvested outside the United States.

STOCK-BASED COMPENSATION

    SFAS No. 123 "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation awards to employees and directors using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options awarded to employees and directors is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee or director must pay to acquire the stock.

    The Company accounts for stock-based compensation awards to outside consultants and affiliates based on the fair value of such awards. Accordingly, compensation costs for stock option awards to outside consultants and affiliates is measured at the date of grant based on the fair value of the award using the Black-Scholes option pricing model (See Note 14).

NEW ACCOUNTING PRONOUNCEMENTS

    These standards increase disclosure only and have no impact on the Company's financial position or results of operations. These standards have been adopted in 1998 and have been reflected in the financial statements and notes for the year ended December 31, 1998.

    In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use software, dividing the development into three stages: (1) the preliminary project stage, during which conceptual formulation and evaluation of alternatives takes place, (2) the application development stage, during which design, coding, installation and testing takes place and (3) the operations stage during which training and maintenance takes place. Costs incurred during the application development stage are capitalized, all other costs are expensed as incurred. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has reviewed the provisions of SOP 98-1 and does not believe adoption of this standard will have a material effect on its results of operations, financial position or cash flows.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on its results of operations.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY EXCHANGE

    The financial statements of all foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheets and an average rate for the period on the statements of operations. Translation adjustments generally are reflected as foreign currency translation adjustments in the statement of stockholders' equity and, accordingly, have no effect on net income. Foreign currency transaction adjustments are reflected in the statements of operations.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year's presentation.

UNAUDITED PRO FORMA INFORMATION

    The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of Series A Redeemable Convertible Preferred Stock into common stock concurrent with the closing of the Company's anticipated initial public offering ("IPO") (see Note 12 for conversion terms).

    The unaudited pro forma consolidated balance sheet as of December 31, 1998, reflects the conversion of 140,000 shares of the Series A Redeemable Convertible Preferred Stock into approximately 3,421,000 shares of common stock.

    Pro forma loss per share is computed using the weighted average number of common shares outstanding during the period assuming the conversion of convertible preferred stock issued into common stock as of the date of issuance.

PER SHARE DATA

    During 1997, SFAS No. 128 "Earnings per Share" was issued and became effective for the Company's December 31, 1997 financial statements. SFAS No. 128 establishes new standards for computing and presenting earnings per share ("EPS"). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Diluted EPS has not been presented since the inclusion of outstanding options, warrants and convertible preferred shares would be antidilutive.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following is the reconciliation of net loss per share as of December 31,

                                                              1996            1997            1998
                                                          -------------  --------------  --------------
NUMERATOR
Net loss................................................  $  (8,312,000) $  (30,128,000) $  (68,944,000)
Less dividends on preferred stock.......................       (281,000)       (879,000)       --
Less accretion of preferred stock.......................        (15,000)        (91,000)        (93,000)
                                                          -------------  --------------  --------------
Loss available to common shareholders...................  $  (8,608,000) $  (31,098,000) $  (69,037,000)
                                                          -------------  --------------  --------------
                                                          -------------  --------------  --------------

DENOMINATOR
Weighted Average shares outstanding.....................     20,000,000      20,000,000      20,038,000
                                                          -------------  --------------  --------------
                                                          -------------  --------------  --------------

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Financial Accounting Standards Board has issued SFAS No. 107 entitled "Disclosures about Fair Value of Financial Instruments," which requires entities to disclose information about the fair values of their financial instruments.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

LONG-TERM DEBT

    The carrying amount of the Company's current portion of long-term borrowings approximates fair value. The fair value of the Company's long-term debt, including current portions, is determined based on market prices for similar debt instruments or on the current rates offered to the Company for debt with similar maturities. As of December 31, 1998, the Company's senior notes were made up of the 13 1/2% Senior Notes due 2007 (the "1997 Notes") issued July 1, 1997, and the 11% Senior Discount Notes due 2008 (the "1998 Notes") issued February 12, 1998 (together the "Senior Notes"). The fair value of the 1997 Notes and the 1998 Notes, based upon quotes from securities dealers, were $157,325,000 and $151,500,000, respectively.

4. DEBT AND EQUITY SECURITIES

    The Company accounts for short-term investments in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Short-term investments have an original maturity of more than three months and a remaining maturity of less than one year. These investments are stated at cost as it is the intent of the Company to hold these securities until maturity. The funds are invested in compliance with the Company's bond indentures which restrict the type, quality and maturity of

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

4. DEBT AND EQUITY SECURITIES (CONTINUED)

investments. The table below discloses the fair value of held-to-maturity securities as of December 31, 1998.

                                                                    AGGREGATE
                                                  AGGREGATE        FAIR VALUE          GROSS          GROSS
                                                  AMORTIZED       DECEMBER 31,      UNREALIZED      UNREALIZED
                                                  COST BASIS          1998         HOLDING GAINS  HOLDING LOSSES
                                                --------------  -----------------  -------------  --------------
U.S. treasury notes...........................  $   38,949,000   $    39,246,000    $   365,000     $  (68,000)
Government agency notes.......................      54,438,000        54,611,000        173,000             --
Commercial paper..............................      14,914,000        14,960,000         47,000         (1,000)
Other debt securities.........................      19,976,000        19,975,000             --         (1,000)
                                                --------------  -----------------  -------------  --------------
                                                $  128,277,000   $   128,792,000    $   585,000     $  (70,000)
                                                --------------  -----------------  -------------  --------------
                                                --------------  -----------------  -------------  --------------
Included in cash and cash equivalents.........  $   66,467,000
Included in marketable securities.............      21,343,000
Included in current portion of restricted
  cash........................................       9,590,000
Included in non-current restricted cash.......      30,877,000
                                                --------------
                                                $  128,277,000
                                                --------------
                                                --------------

5. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements consist of the following:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1997        1998
                                                                    ----------  -----------
Equipment.........................................................  $23,403,000 $102,696,000
Computer software.................................................   2,263,000    9,257,000
Furniture and fixture.............................................     634,000    4,841,000
Leasehold improvements............................................   1,503,000    2,873,000
                                                                    ----------  -----------
                                                                    27,803,000  119,667,000
Less accumulated depreciation and amortization....................  (3,690,000) (12,418,000)
                                                                    ----------  -----------
Property, equipment and leasehold improvements, net...............  $24,113,000 $107,249,000
                                                                    ----------  -----------
                                                                    ----------  -----------

    Depreciation expense for the years ended December 31, 1996, 1997 and 1998, was $1,008,000, $2,297,000 and $8,728,000, respectively.

6. TERRITORIAL RIGHTS

    In September 1994, the Company entered into a joint venture with Europhone International Ltd. ("EI") to jointly market Destia's services in the United Kingdom. EI engaged in sales and marketing, while Destia provided network support, billing and transmission services.

    In connection with the modification of this joint marketing arrangement, which occurred in June 1996, EI granted the Company the right to compete with EI in exchange for forgiveness of the net receivable due

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

6. TERRITORIAL RIGHTS (CONTINUED)

to the Company of $2,000,000. The Company charged this to operations in 1996 as an expense of the joint venture.

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities consist primarily of accrued carrier cost of $1,658,000 and $17,408,000 for 1997 and 1998, respectively.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

8. FOREIGN OPERATIONS AND CONCENTRATIONS

FOREIGN OPERATIONS

    The Company's trade accounts receivable are subject to credit risk, although the customer base is diversified due its size and geographic dispersion. The Company does not require collateral or other security to support its receivables. The Company closely monitors extensions of credit and performs ongoing evaluations of customer accounts to control the exposure to bad debt risks. The Company's total sales, operating income (before interest, foreign currency exchange and other income) and identifiable assets by geographical area for the years ended and as of December 31, 1996, 1997 and 1998 are as follows:

                                                       NORTH                          OTHER
                                  UNITED KINGDOM      AMERICA         BELGIUM         EUROPE       CONSOLIDATED
                                  ---------------  --------------  -------------  --------------  --------------
1996
Revenues........................   $  15,477,000   $   18,185,000  $   9,038,000  $    2,403,000  $   45,103,000
                                  ---------------  --------------  -------------  --------------  --------------
Operating loss..................   $  (2,473,000)  $   (3,855,000) $  (1,472,000) $     (349,000) $   (8,149,000)
Corporate expenses..............                                                                        (163,000)
                                                                                                  --------------
                                                                                                  $   (8,312,000)
                                                                                                  --------------
Accounts receivable.............   $   2,283,000   $    3,718,000  $   1,488,000  $      457,000  $    7,946,000
Property, equipment and
  leasehold improvements........       1,423,000        4,001,000        847,000         201,000       6,472,000
Corporate assets................                                                                       8,337,000
                                                                                                  --------------
                                                                                                  $   22,755,000
                                                                                                  --------------
1997
Revenues........................   $  18,363,000   $   48,899,000  $   7,981,000  $    7,760,000  $   83,003,000
                                  ---------------  --------------  -------------  --------------  --------------
Operating loss..................   $  (2,966,000)  $  (18,213,000) $    (374,000) $     (664,000) $  (22,217,000)
Corporate expenses..............                                                                      (7,911,000)
                                                                                                  --------------
                                                                                                  $  (30,128,000)
                                                                                                  --------------
Accounts receivable.............   $   5,252,000   $    9,034,000  $   1,250,000  $    1,260,000  $   16,796,000
Property, equipment and
  leasehold improvements........       6,731,000       16,515,000        463,000         405,000      24,114,000
Corporate assets................                                                                     137,095,000
                                                                                                  --------------
                                                                                                  $  178,005,000
                                                                                                  --------------
1998
Revenues........................   $  55,991,000   $  116,645,000  $  11,515,000  $    9,586,000  $  193,737,000
                                  ---------------  --------------  -------------  --------------  --------------
Operating income(loss)..........   $ (16,474,000)  $  (17,138,000) $     905,000  $   (6,062,000) $  (38,769,000)
Corporate expenses..............                                                                     (30,175,000)
                                                                                                  --------------
                                                                                                  $  (68,944,000)
                                                                                                  --------------
Accounts receivable.............   $  11,367,000   $   19,096,000  $   1,430,000  $    1,458,000  $   33,351,000
Property, equipment and
  leasehold improvements........      15,899,000       74,700,000      3,673,000      12,977,000     107,249,000
Corporate assets................                                                                     247,608,000
                                                                                                  --------------
                                                                                                  $  388,208,000
                                                                                                  --------------

    The revenues of EI accounted for $14.2 million or 32% in 1996. The relationship was terminated in December 1996.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

9. BORROWINGS

    At December 31, 1997, the Company was obligated under the following debt agreements:

                                                   CURRENT       LONG-TERM         TOTAL
                                                 ------------  --------------  --------------
Long-term debt:
NTFC note (a)..................................  $  1,633,000  $    5,522,000  $    7,155,000
Notes Payable (b)..............................       196,000         135,000         331,000
1997 Notes (c).................................       --          149,680,000     149,680,000
                                                 ------------  --------------  --------------
                                                 $  1,829,000  $  155,337,000  $  157,166,000
                                                 ------------  --------------  --------------
                                                 ------------  --------------  --------------

    At December 31, 1998, the Company was obligated under the following debt agreements:

                                                  CURRENT       LONG-TERM         TOTAL
                                               -------------  --------------  --------------
Long-term debt:
NTFC note (a)................................  $   4,708,000  $   16,434,000  $   21,142,000
Notes payable (b)............................     11,524,000      20,945,000      32,469,000
1997 Notes (c)...............................       --           150,240,000     150,240,000
1998 Notes (d)...............................       --           192,936,000     192,936,000
                                               -------------  --------------  --------------
                                               $  16,232,000  $  380,555,000  $  396,787,000
                                               -------------  --------------  --------------
                                               -------------  --------------  --------------

(a) On May 28, 1996, Destia entered into a credit facility with NTFC, which the terms and amount of have been amended and increased, respectively, on several occasions. On January 28, 1998, the NTFC credit facility was amended and restated in its entirety in order to effect various amendments and increase the amount of NTFC's commitment thereunder (such credit facility, as amended and restated, is referred to herein as the "NTFC Facility"). The NTFC Facility provides for borrowings by Destia and its subsidiaries to fund certain equipment acquisition costs and related expenses. The NTFC Facility provides for an aggregate commitment of NTFC of $24.0 million pursuant to three tranches of $2.0 million, $3.0 million and $19.0 million. Loans borrowed under each tranche of the NTFC Facility amortize in equal monthly installments over a five year period ending on July 1, 2001, April 1, 2002 and January 1, 2003, respectively. Loans under the NTFC Facility accrue interest at an interest rate equal to the 90-day commercial paper rate plus 395 basis points, subject to certain quarterly adjustments depending upon financial performance. All of the equipment purchased with the proceeds of the NTFC Facility has been pledged to NTFC. The NTFC Facility requires Destia to maintain certain Debt Service Coverage Ratios, EBITDA (each defined in the NTFC Facility) and minimum cash balances. Destia was in compliance with these covenants at December 31, 1997. Destia obtained a waiver of these covenants so that it was in compliance at December 31, 1998.

(b) At December 31, 1998 the Company has seven notes payable related to the purchase of cable lines and acquisitions. These notes bear interest at rates ranging from 5% to 12%, and have maturity dates from April 2001 to November 2008.

    At December 31, 1997 the Company has six notes payable related to the purchase of cable lines. Three of these notes bear interest at 12%, and matures through September 1998. The remaining three notes bear interest at LIBOR plus 5%, and mature on June 30, 2001. These notes have quarterly principal and interest payments ranging from $5,849, to $30,291.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

9. BORROWINGS (CONTINUED)

(c) Destia completed on July 1, 1997 the offering (the "1997 Unit Offering") of 155,000 units (each a "Unit"), each Unit consisting of one 1997 Note and one warrant (each a "Warrant") to purchase 8.167 shares of common stock of Destia. The Units were sold for an aggregate gross purchase price of $155.0 million. On December 5, 1997, the Company consummated an offer to exchange the notes issued in the 1997 Unit Offering for $155.0 million of notes that had been registered under the Securities Exchange Act of 1933.

    The 1997 Notes are unsecured unsubordinated obligations of Destia, limited to $155.0 million aggregate principal amount at maturity, and mature on July 15, 2007. Interest on the 1997 Notes accrues at the rate of 13 1/2% per annum from the most recent interest payment date on which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date) on January 15 and July 15 of each year, commencing January 15, 1998. At the closing of the 1997 Unit Offering, Destia used $57.4 million of the net proceeds of the 1997 Unit Offering to purchase restricted cash and securities, which were pledged as security for the payment of interest on the principal of the 1997 Notes. Proceeds from the restricted cash and securities are being used by Destia to make interest payments on the 1997 Notes through July 15, 2000. The restricted cash and securities are being held by a trustee pending disbursement.

(d) During February 1998, the Company issued the 1998 Notes. The 1998 Notes are unsecured unsubordinated obligations of the Company, initially limited to $300.0 million aggregate principal amount at maturity, and mature on February 15, 2008. Although for Federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, was recognized by the holders as such discount accrues from the closing date, no interest is payable on the 1998 Notes prior to February 15, 2003. Interest on the 1998 Notes will accrue at 11.0% from February 15, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on February 15 and August 15 of each year, commencing August 15, 2003.

Maturities of long-term debt (excluding the accretion of the 1998 Notes) over the next five years are as follows:

1999..................................................................  $16,232,000
2000..................................................................   14,567,000
2001..................................................................   10,808,000
2002..................................................................    4,837,000
2003 and thereafter...................................................  350,343,000
                                                                        -----------
Total.................................................................  $396,787,000
                                                                        -----------
                                                                        -----------

10. TAXES

    As a telephone carrier and reseller doing business in the U.S., the Company is required to file annual telephone and transmission tax returns in accordance with state tax laws. These returns include taxes on

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

10. TAXES (CONTINUED)

net worth, gross sales and gross profit. In addition, each type of tax requires an additional tax surcharge. The Company also remits federal and state excise taxes and other state and local sales taxes.

    As of December 31, 1997 and 1998, the Company had a net operating loss carryforward of approximately $36,000,000 and $80,000,000, respectively, which is available to reduce its future taxable income and expires at various dates through 2012. A full valuation allowance of approximately $14,000,000 and $31,000,000, respectively, has been established against the deferred tax assets due to the uncertainties surrounding the utilization of the carryforward. There are no other significant timing differences.

    A value added tax "VAT" is a tax charged on goods and services that is designed to be borne by the ultimate end user of the goods and services. Pursuant to the Sixth European Commission VAT Directive adopted in 1977 ("VAT Directive"), providers of telecommunications services in the European Union (the
EU) are liable for VAT in the EU member state where the provider of the services is established. The provider, in turn, charges VAT to its customers at the rate prevailing in the provider's country of establishment. To date, the collection of VAT by Destia does not appear to have a material adverse effect on its ability to attract or retain customers and the collection of VAT has not required Destia to reduce its prices to remain competitive.

    Destia's non-U.S. subsidiaries file separate tax returns and provide for taxes accordingly.

11. STOCKHOLDERS' EQUITY (DEFICIT)

    In February 1998, the New York corporation "Econophone, Inc." (now known as Destia Communications, Inc.) was merged into its wholly owned subsidiary named "Econophone, Inc." (now known as Destia Communications, Inc.) which had been incorporated in the State of Delaware for the sole purpose of changing the state of incorporation of the Company. The Delaware corporation was the surviving entity in the merger. In connection with the foregoing, the par value of the Company's common stock was changed to $.01 per share of voting and non-voting common stock.

    On July 17, 1998, the Company acquired the minority interest in Telco that it did not already own. In connection with such acquisition the Company converted options to acquire Telco shares held by Telco employees into grants of non-voting restricted shares of the Company's common stock. The shares carry the same rights as the voting common stock, other than voting rights.

    On November 1, 1996, the Company's Articles of Incorporation were amended to change all of the authorized shares of common stock and non-voting common stock from no par value per share to $.0001 par value per share, to increase the number of shares of authorized common stock from 400 shares to 29,250,000 shares, to increase the number of authorized shares of non-voting common stock from 19,600 shares to 500,000 shares and to authorize the issuance of 250,000 shares of preferred stock. Additionally, the Company effected a recapitalization whereby the outstanding shares of common stock were converted on a 73,125:1 basis.

    All information contained in the accompanying financial statements and footnotes have been retroactively restated to give effect to these transactions.

    Included within additional paid in capital, is $5.6 million attributable to the Warrants, which represents the portion of the issue price for the Units attributable to the fair value of the Warrants. Such amount has been recognized as a discount on the 1997 Notes and will be amortized over the term of the

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

11. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

1997 Notes. Each Warrant may be exercised for 8.167 shares of common stock at an exercise price of $.01 per share. The Warrants are exercisable for 1,265,885 shares of common stock, in the aggregate. The fair value of the shares issuable upon exercise of the Warrants was determined to be $4.43 per share. Among the factors considered in making such determinations were the history of the prospects for the industry in which Destia competes, an assessment of Destia's management, the present operations of Destia, the historical results of operations of Destia and the trend of its revenues and earnings, the prospects for future earnings of Destia, the general condition of the securities markets at the time of the 1997 Unit Offering and the prices of similar securities of generally comparable companies. The Warrants expire on June 30, 2007.

12. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On November 1, 1996, the Company entered into a Securities Purchase Agreement (the "Agreement") with Princes Gate Investors II, L.P., an affiliate of Morgan Stanley & Co., Incorporated, whereby it authorized and issued 140,000 shares of $.01 par value Redeemable Convertible Preferred Stock (the "Series A Preferred") for a purchase price of approximately $13,061,000, net of issuance costs. The stated redemption value on the preferred stock is $14,000,000 (or $100 per share). The Series A Preferred is senior to all other capital stock of the Company.

    The Series A Preferred accrue monthly cumulative dividends on each outstanding share at a rate of $1.00 per month. The accrued and unpaid dividends compound monthly at a rate of 12% per year. The dividends began to accrue and compound interest from the issuance date of the preferred stock and ceased to accrue on July 1, 1997, when the Senior Notes were issued.

    The mandatory redemption of the Series A Preferred is October 31, 2006. The redemption shall be in cash.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

12. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

    Each holder of the Series A Preferred shall have the right, at the option of the holder, to convert any of its shares of Series A Preferred into a number of fully paid and nonassessable shares of common stock. At any time, any holder of Series A Preferred Stock may convert all or any portion thereof into common stock of Destia. As of December 31, 1997 and 1998, the shares of Series A Preferred Stock outstanding were convertible into 3,420,701 shares of common stock and would convert automatically upon the Company closing an initial public offering of common stock. The number of shares of common stock that each share of Series A Preferred Stock is convertible into is equal to the number of shares of common stock outstanding on November 1, 1996 (on a diluted basis), which was 22,564,000, multiplied by a fraction (i) the numerator of which is equal to the stated value with respect to the shares of Series A Preferred Stock being so converted, plus any dividends accrued thereon, and (ii) the denominator of which is equal to $100.0 million plus the number of dollars received by Destia since November 1, 1996 from the exercise of specified options or warrants.

13. RELATED PARTY TRANSACTIONS

    The Company has notes payable due to various related parties. These notes are unsecured, and accrue interest at annual rates ranging from 9% to 18%. These notes are demand obligations.

    The Company has a non-interest bearing note receivable at December 31, 1997 and 1998 for approximately $215,000 and $230,000, respectively, from a related party.

    The brother-in-law of Alfred West owns a 28% interest in Destia's Swiss subsidiary, Econophone Services GmbH.

14. STOCK-BASED COMPENSATION PLANS

    On October 31, 1996, the Board of Directors adopted the Destia Communications, Inc. 1996 Flexible Incentive Plan (the "1996 Plan") and an Incentive Stock Option Agreement with the then Chief Operating Officer and Chief Financial Officer of the Company. The Company accounts for awards granted to employees and directors under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                    1996            1997            1998
                                                -------------  --------------  --------------
Net Loss:
  Available to Common Shareholders............  $  (8,593,000) $  (31,007,000) $  (68,944,000)
  Pro Forma...................................     (9,088,000)    (31,798,000)    (70,644,000)
Basic EPS:
  As Reported.................................  $        (.43) $        (1.55) $        (3.44)
  Pro Forma...................................  $        (.45) $        (1.59) $        (3.53)

    The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts since the Company anticipates additional awards in the future.

    Under the 1996 Plan, the Company granted 20,000 options to outside consultants. All transactions with individuals other than those considered employees, as set forth within the scope of APB No. 25, must

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

14. STOCK-BASED COMPENSATION PLANS (CONTINUED)

be accounted for under the provisions of SFAS No. 123. Under SFAS No. 123, the fair value of the options granted to the consultants as of the date of grant using the Black-Scholes pricing model is $33,019. The NQSOs (as hereinafter defined) were granted to the consultants for terms of up to ten years and are exercisable in whole or in part at stated times from the date of grant up to three years from the date of grant. The 10,000 options granted to consultants during 1996 and the 10,000 options granted to consultants during 1998 have an exercise price of $2.50 and $5.00, respectively. As of December 31, 1997 and 1998, 3,333 and 11,667 of the options granted to the consultants were exercisable, respectively, and the expense recognized in 1996, 1997 and 1998 relating to these options was $496, $2,976 and $9,666, respectively.

    The 1996 Plan as amended authorizes the granting of awards, the exercise of which would allow up to an aggregate of 4,600,000 shares of the Company's common stock to be acquired by the holders of said awards. The awards can take the form of Incentive Stock Options ("ISOs"), Non-qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Restricted Stock and Unrestricted Stock. The SARs may be awarded either in tandem with options or on a stand-alone basis. Awards may be granted to key employees, directors and consultants. ISOs and NQSOs are granted in terms not to exceed ten years and become exercisable as set forth when the award is granted. Options may be exercised in whole or in part. The exercise price of the ISOs is the market price of the Company's common stock on the date of grant. The exercise price of NQSOs shall never be less than the par value of the Company's common stock. Any plan participant who is granted ISOs and possesses more than 10% of the voting rights of the Company's outstanding common stock must be granted an option price with at least 110% of the fair market value on the date of grant and the option must be exercised within five years from the date of grant. Under the Company's 1996 Plan, ISOs and NQSOs have been granted to key employees and directors for terms of up to ten years, at an exercise price of $2.50, and are exercisable in whole or in part at stated times from the date of grant up to three years from the date of grant. At December 31, 1997 and 1998, 1,109,250 and 2,155,692 options respectively, were exercisable under the Company's 1996 Plan.

    Option activity during 1997 and 1998 is as follows:

                                                                  1997                          1998
                                                      ----------------------------  -----------------------------
                                                                  WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                                        SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                                      ----------  ----------------  ----------  -----------------
Outstanding at beginning of year....................   2,606,500     $     2.50      2,901,445      $    2.74
Granted.............................................     304,945           5.00      1,538,555           6.37
Cancelled...........................................     (10,000)          2.50       (169,092)          3.04
Outstanding at end of year..........................   2,901,445           2.74      4,270,908           4.00

Exercisable at end of year..........................   1,109,250           2.50      2,155,692           2.74
Weighted average fair value of options granted......                       1.91                          2.45

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1998: risk-free interest rate of 6.23% and 5.43% for 1997 and 1998; expected life of three years for 1997 and 1998; expected volatility of 47% for 1997 and 66% for 1998 and expected dividend yield of zero percent for 1997 and 1998.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

14. STOCK-BASED COMPENSATION PLANS (CONTINUED)

    The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                         OPTIONS OUTSTANDING                                            OPTION EXERCISABLE
               ----------------------------------------                       ---------------------------------------
               NUMBER OUTSTANDING    WEIGHTED AVERAGE                         NUMBER EXERCISABLE
    EXERCISE           AT                REMAINING        WEIGHTED AVERAGE            AT           WEIGHTED AVERAGE
       PRICE    DECEMBER 31, 1998    CONTRACTUAL LIFE      EXERCISE PRICE     DECEMBER 31, 1998     EXERCISE PRICE
-------------  -------------------  -------------------  -------------------  ------------------  -------------------
2$.50--$5.00..      3,434,408                 8.03            $    3.17            2,155,692           $    2.74
6$.75--$7.50..        836,500                 9.28            $    7.42               --                  --

15. COMMITMENTS AND CONTINGENCIES

    The Company has various lease agreements for offices, automobiles and other property. Future minimum annual lease payments under the Company's operating and capital leases with initial or remaining terms of one year or more at December 31, 1998 are as follows:

                                                                       OPERATING     CAPITAL
                                                                        LEASES        LEASES
                                                                     -------------  ----------
1999...............................................................  $   5,389,000  $  154,000
2000...............................................................      4,140,000      91,000
2001...............................................................      3,529,000      67,000
2002...............................................................      2,988,000      35,000
2003 and thereafter................................................      6,919,000      --
                                                                     -------------  ----------
Total minimum lease payments.......................................  $  22,965,000  $  347,000
                                                                     -------------  ----------
                                                                     -------------  ----------

    The rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $394,000, $1,378,000 and $2,824,000, respectively.

    The Company has entered into employment agreements with certain officers which expire by December 31, 1999. The aggregate commitment for future compensation under these agreements is approximately $1,350,000. These officers are also eligible for annual bonuses based on performance.

LONG-TERM LEASE AGREEMENT

    On November 17, 1998, Destia reached an agreement with Frontier Communications ("Frontier") to acquire a 20-year IRU to use portions of its U.S. fiber optic network. The Company expects to begin using some of Frontier's network by July 1999. Additionally, management expects that Frontier's fiber optic network will be fully operational by the end of 1999. A portion of the acquisition price was paid on November 17, 1998. The balance of the obligation will be discharged over the next 36 months based upon the terms and conditions of the agreement. Beginning in June 1999, Frontier shall have the right to purchase on a monthly basis up to a cumulative average of one million dollars in Destia services that will be offset against the remaining obligation in lieu of additional cash payments. At the end of the 36-month period the balance remaining will be settled with a cash payment. The acquisition price will be amortized over 20 years and will commence at the date that the network becomes substantially operational. The Company's total commitments are approximately $42.3 million in the aggregate for the 20-year IRU from Frontier and for the purchase of a transatlantic IRU.

                  DESTIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

16. ACQUISITIONS

VOICENET ACQUISITION

    A definitive agreement to acquire VoiceNet was entered into on January 28, 1998. The closing of the VoiceNet Acquisition occurred on February 12, 1998. The initial purchase price for VoiceNet was $21.0 million and was paid out of cash on hand. The sellers of VoiceNet also are entitled to receive an earn-out based upon the revenue growth of the VoiceNet business for a period of up to one year following the closing of the acquisition.

    VoiceNet provides travellers and other callers with calling card services, which are advertised primarily in in-flight magazines. Destia has provided substantially all of VoiceNet's transmission, billing and customer service functions since April 1996.

TELCO MINORITY INTEREST ACQUISITION

    In the United Kingdom, the majority of Destia's sales are made through Telco Global Communications ("Telco"), its majority owned subsidiary that was established during the fourth quarter of 1996. Telco's revenues are derived primarily from international and domestic long distance services and the sale of prepaid cards. On July 17, 1998, the Company acquired the 30% minority interest in Telco it did not already own in exchange for approximately $14.0 million in cash, payable by the Company in quarterly installments, together with interest at a rate of 8.0% per annum, over approximately three years. The entire purchase price is classified as goodwill, which will be amortized over 20 years. In connection with such acquisition, (i) Telco obtained ownership rights with respect to certain proprietary software used in Telco's business and (ii) the Company converted options to acquire Telco shares held by Telco employees into grants of non-voting restricted shares of the Company's common stock.

OTHER ACQUISITIONS

    During November 1998, the Company completed two small acquisitions. It acquired a controlling interest in America First Ltd. ("America First"), a prepaid card distributor in the United Kingdom for approximately $5.5 million. The majority of the purchase price was recorded as goodwill and will be amortized over 20 years. The Company also acquired the customer list of a long distance reseller, also located in the United Kingdom. The purchase price was allocated to the customer base and will be amortized over 5 years.

17. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

    On February 1, 1999, the Company announced that it had filed a registration statement with the Securities and Exchange Commission for an IPO of its common stock, with the number of shares and price to be determined.

STOCK SPLIT

    The financial statements retroactively reflect the       for       stock
split which occurred at the completion of the above offering.